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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Liberty Media Corporation:

We consent to the use of our report, which, as it relates to LMC Entertainment's proportionate share of the equity and equity in earnings specified in the financial statements of The DIRECTV Group, Inc. (a 54 percent owned investee company as of December 31, 2008) is based solely on the report of other auditors, dated April 24, 2009, with respect to the combined balance sheets of LMC Entertainment as of December 31, 2008 and 2007, and the related combined statements of operations, comprehensive earnings (loss), cash flows, and parent's investment for each of the years in the three-year period ended December 31, 2008, included herein and to the reference to our firm under the heading "Experts" in the registration statement.

                      /s/ KPMG LLP

                      KPMG LLP

Denver, Colorado
June 5, 2009

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  Exhibit 23.2